Exhibit 10.1

SUBSCRIPTION AGREEMENT

This SUBSCRIPTION AGREEMENT (this “Subscription Agreement”) is entered into on June 24, 2021, by and between 890 5th Avenue Partners, Inc., a Delaware corporation (the “Company”), and each of the undersigned subscribers (each a “Subscriber”, and collectively the “Subscribers”).

WHEREAS, reference is made to (i) that certain Agreement and Plan of Merger, dated as of June 24, 2021 (the “Business Combination Agreement” and, the transactions contemplated by the Business Combination Agreement, the “Transaction”)), among the Company, Bolt Merger Sub I, Inc., a Delaware corporation and wholly-owned subsidiary of the Company (“Merger Sub I”), Bolt Merger Sub II, Inc., a Delaware corporation and wholly-owned subsidiary of the Company (“Merger Sub II”), and BuzzFeed, Inc., a Delaware corporation (“BuzzFeed”), providing for the merger of Merger Sub I with and into BuzzFeed, with BuzzFeed surviving such merger as a wholly-owned subsidiary of the Company (the “Surviving Entity”) and Merger Sub II merging with and into the Surviving Entity with Merger Sub II surviving such Merger and (ii) that certain Membership Interest Purchase Agreement, dated as of March 27, 2021 (the “Complex Networks Combination Agreement” and, the transactions contemplated by the Complex Networks Combination Agreements, the “Complex Transaction”), among BuzzFeed, CM Partners, LLC, a Delaware limited liability company, Complex Media, Inc., a Delaware corporation (“Complex”), Verizon CMP Holdings LLC, a Delaware limited liability company, and HDS II, Inc., a Delaware corporation, providing for the Surviving Entity’s purchase of all of the outstanding membership interests of Complex;

WHEREAS, in connection with the Transaction, the Subscribers desire to subscribe for and purchase from the Company, immediately prior to, and contingent on, the consummation of the Transaction, that principal amount of the Company’s convertible senior notes due 2026 (the “Notes”) described in the term sheet attached hereto as Exhibit A (the “Term Sheet”) and otherwise in form and substance reasonably acceptable to the Subscribers set forth on the signature page hereto (the “Subscribed Notes”) for an aggregate purchase price equal to 100.0% of the principal amount of the Subscribed Notes (the “Purchase Price”), and the Company desires to issue and sell to the Subscribers the Subscribed Notes in consideration of the payment of the Purchase Price by or on behalf of the Subscribers to the Company; and

WHEREAS, in connection with the issuance of the Notes on the closing date of the Transaction (the “Closing Date”), the Company and a trustee to be selected as provided in the Term Sheet, as trustee (the “Trustee”) will enter into an indenture in respect of the Notes (the “Indenture”), which shall have the terms set forth in the Term Sheet and otherwise be in form and substance reasonably acceptable to the Subscribers and the Company.

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties and covenants, and subject to the conditions, herein contained, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

1.       Subscription. Subject to the terms and conditions hereof, at the Closing (as defined below), each Subscriber hereby severally (but not jointly) agrees to subscribe for and purchase, and the Company hereby agrees to issue and sell to the Subscriber, upon the payment of the respective Purchase Price, the Subscribed Notes set forth for each Subscriber on Exhibit B attached hereto (such subscription and issuance, the “Subscription”). The Company hereby expressly covenants and agrees that the Purchase Price shall be used exclusively for the Complex Transaction.

2.       Closing.

a.       The consummation of the Subscription contemplated hereby (the “Closing”) shall occur on the Closing Date immediately prior to or concurrently with the consummation of the Transaction.

b.       At least five (5) Business Days before the anticipated Closing Date, the Company shall deliver written notice to each Subscriber (the “Closing Notice”) specifying (i) the anticipated Closing Date, (ii) such Subscriber’s Purchase Price and (iii) the wire instructions for delivery of the Purchase Price to the Company. No later than two (2) Business Days after receiving the Closing Notice, each Subscriber shall deliver to the Company such information as is reasonably requested in the Closing Notice in order for the Company to issue the Subscribed Notes to the Subscriber, including, without limitation, a duly completed and executed Internal Revenue Service Form W-9 or appropriate Form W-8. Each Subscriber shall deliver to the Company, three (3) Business Days prior to the anticipated Closing Date specified in the Closing Notice, the respective Purchase Price in cash via wire transfer to the account specified in the Closing Notice against delivery by the Company to the Subscriber of the respective Subscribed Notes in book entry form pursuant to the DWAC procedures of The Depository Trust Company (“DTC”), which will act as securities depository for the Notes, free and clear of any liens or other restrictions (other than those arising under the Indenture, this Subscription Agreement or state or federal securities laws), in the name of a custodian designated by the Subscribers (which custodian shall have properly posted such DWAC for release by the Trustee through the facilities of DTC). In the event that the consummation of the Transaction does not occur within three (3) Business Days after the anticipated Closing Date specified in the Closing Notice, the Company shall promptly (but in no event later than one (1) Business Day thereafter) return the funds so delivered by each Subscriber to the Company by wire transfer in immediately available funds to the account specified by the Subscribers. The failure of the Closing to occur on the Closing Date shall not, in and of itself, terminate this Subscription Agreement or otherwise relieve any party of any of its obligations hereunder. For the purposes of this Subscription Agreement, “Business Day” means any day other than a Saturday, Sunday or a day on which the Federal Reserve Bank of New York is closed.

c.       The Closing shall be subject to the satisfaction or valid waiver (to the extent a valid waiver is capable of being issued) by the Company, on the one hand, and the Subscribers, on the other, of the conditions that, on the Closing Date:

(i)       (x) no suspension of the qualification of the Company’s Class A common stock, par value $0.0001 per share (the “Class A Common Stock”) for sale or trading on The Nasdaq Stock Market LLC (“NASDAQ”), or, to the Company’s knowledge, initiation or threatening of any proceedings for any of such purposes, shall have occurred and be continuing and (y) the shares of Class A Common Stock underlying the Notes (the “Underlying Shares”) shall have been approved for listing on NASDAQ, subject to official notice of issuance;

(ii)      all conditions precedent to the closing of the Transaction set forth in the Business Combination Agreement, including the approval of the Company’s stockholders, shall have been satisfied or waived, as determined by the parties to the Business Combination Agreement (other than those conditions under the Business Combination Agreement which, by their nature, are to be fulfilled simultaneously with the closing of the Transaction, including to the extent that any such condition is dependent upon the consummation of the purchase and sale of the Subscribed Notes pursuant to this Subscription Agreement), and the closing of the Transaction shall occur concurrently with or immediately following the Closing; and

(iii)     no governmental authority shall have enacted, issued, promulgated, enforced or entered any judgment, order, law, rule or regulation (whether temporary, preliminary or permanent) which is then in effect and has the effect of making consummation of the transactions contemplated hereby illegal or otherwise restraining, prohibiting or enjoining consummation of the transactions contemplated hereby (except in the case of a governmental authority located outside the United States where such judgment, order, law, rule or regulation would not be reasonably expected to have a Company Material Adverse Effect (as defined below)); and no such governmental authority shall have instituted or threatened in writing a proceeding seeking to impose any such restraint or prohibition (except in the case of a governmental authority located outside the United States where such restraint or prohibition would not be reasonably expected to have a Company Material Adverse Effect).

d.       The obligation of the Company to consummate the Closing shall be subject to the satisfaction or valid waiver by the Company of the additional conditions that, on the Closing Date:

(i)       all representations and warranties of the Subscribers contained in this Subscription Agreement are true and correct in all material respects (other than representations and warranties that are qualified as to materiality or Subscriber Material Adverse Effect (as defined below), which representations and warranties shall be true in all respects) at and as of the Closing Date, and consummation of the Closing shall constitute a reaffirmation by the Subscribers of each of the representations and warranties of the Subscribers contained in this Subscription Agreement as of the Closing; and

(ii)      the Subscribers shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by this Subscription Agreement to be performed, satisfied or complied with by it at or prior to the Closing, except where the failure of such performance or compliance would not reasonably be expected to prevent, materially delay, or materially impair the ability of the Company to consummate the Closing.

e.       The obligation of the Subscribers to consummate the Closing shall be subject to the satisfaction or valid waiver by the Subscribers of the additional conditions that, on the Closing Date:

(i)       all representations and warranties of the Company contained in this Subscription Agreement are true and correct in all material respects (other than representations and warranties that are qualified as to materiality or Company Material Adverse Effect, which representations and warranties shall be true in all respects) at and as of the Closing Date, and consummation of the Closing shall constitute a reaffirmation by the Company of each of the representations and warranties of the Company contained in this Subscription Agreement as of the Closing Date;

(ii)      the Company shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by this Subscription Agreement to be performed, satisfied or complied with by it at or prior to the Closing;

(iii)     there shall have been no amendment, waiver or modification to either of the Business Combination Agreement that would reasonably be expected to materially and adversely affect the Subscribers without having received the Subscribers’ prior written consent;

(iv)     there has not occurred any Company Material Adverse Effect (as defined in this Subscription Agreement) or any Company Material Adverse Effect (as defined in the Business Combination Agreement);

(v)      (x) the Company shall have received cash and cash equivalents from the issuance and sale of Notes pursuant to this Subscription Agreement and the aggregate principal amount of the Notes shall, in each case, equal to $150.0 million; (y) the Company shall have no other Indebtedness for borrowed money other than (A) the Notes in an aggregate principal amount equal to $150.0 million and the Existing Credit Facility (as defined in the Term Sheet) having commitments in an aggregate principal amount not to exceed $50.0 million, (B) additional indebtedness in aggregate principal amount up to $20.0 million and (C) intercompany debt; and (z) the Company shall not have issued, or agreed to issue, any Equity Interests prior to the Closing Date and on the Closing Date the Company shall not issue any Equity Interests other than pursuant to the Business Combination Agreement, the Complex Business Combination Agreement and the Notes;

(vi)     provided the Transaction is consummated, the Company shall have paid all reasonable and documented out-of-pocket fees and expenses of the lead Subscriber incurred in connection with this Subscription Agreement, including (without limitation) the reasonable and documented fees and expenses of Stroock & Stroock & Lavan LLP, as counsel to the lead Subscriber, to the extent invoiced at least one (1) Business Day prior to the Closing Date;

(vii)    the Company shall have executed a registration rights agreement for the benefit of the Subscribers, providing for customary demand and shelf registration rights and otherwise in form and substance acceptable to the Subscribers and the Company;

(viii)   (x) there shall be no Default or Event of Default (each as defined in the Indenture) under the Indenture as of the Closing Date on a pro forma basis after giving effect to the Transaction; and (y) a waiver for the existing asset-based revolving facility of BuzzFeed shall have been obtained to permit the incurrence of the Notes; and

(ix)      the Indenture and other documentation related thereto shall be in conformity with the Term Sheet and otherwise in form and substance reasonably acceptable to the Subscribers and the Company.

3.       Company Representations and Warranties and Covenants. For purposes of this Section 3, the term “Company” shall refer to (x) with respect to the representations and warranties made as of the date hereof (except as provided in clause (y)), the Company and (y) with respect to representations and warranties in subsections (f), (i), (k) and (n) of this Section 3 made as of the date hereof and the representations and warranties made as of the Closing Date, the combined company after giving effect to the Transaction as of the Closing Date. The Company represents and warrants to the Subscribers and the Placement Agents (as defined below) that on the date hereof and as of the Closing Date:

a.       The Company (i) is duly organized, validly existing and in good standing under the laws of the State of Delaware, (ii) has the requisite power and authority to own, lease and operate its properties, to carry on its business as it is now being conducted and to enter into and perform its obligations under this Subscription Agreement, and (iii) is duly licensed or qualified to conduct its business and, if applicable, is in good standing under the laws of each jurisdiction (other than its jurisdiction of incorporation) in which the conduct of its business or the ownership of its properties or assets requires such license or qualification, except, with respect to the foregoing clause (iii), where the failure to be in good standing would not reasonably be expected to have a Company Material Adverse Effect. For purposes of this Subscription Agreement, a “Company Material Adverse Effect” means any event, circumstance, change, development, effect or occurrence (collectively, “Effect”) that, individually or in the aggregate with all other Effects, (a) would reasonably be expected to have a material adverse effect on the business, financial condition or results of operations of the Company; or (b) would prevent, materially delay or materially impede the performance by the Company or its subsidiaries of their respective obligations under this Subscription Agreement, the Business Combination Agreement or the consummation of the Transaction; provided, that, in the case of clause (a) the following shall not be taken into account in determining whether a Company Material Adverse Effect shall have occurred: (a) any global, international or national or any foreign or domestic regional economic, financial, social or political conditions; (b) [reserved]; (c) general economic conditions, including changes in any financial, debt, credit, currency, capital or banking markets or conditions (including any disruption thereof), in each case in the United States or anywhere else in the world; (d) changes in interest, currency or exchange rates or the price of any commodity, security or market index; (e) any change or proposed change in or change in the interpretation of any law or GAAP after the date of this Subscription Agreement; (f) changes in the ordinary course seasonal fluctuations in the business of the Company that are of a magnitude consistent with past such seasonal fluctuations; (g) the occurrence, escalation, outbreak or worsening of any hostilities, war, police action, acts of terrorism or military conflicts, whether or not pursuant to the declaration of an emergency or war; (h) [reserved]; (i) the taking or not taking of any action to the extent expressly required by this Subscription Agreement; and (j) compliance by the Company or any of its subsidiaries with the express requirements of the terms of this Subscription Agreement, the Business Combination Agreement and the other transaction documents (as applicable); provided, however, that any event, occurrence, fact condition or change referred to in clauses (a) through (h) immediately above shall be taken into account in determining whether a Company Material Adverse Effect has occurred or could reasonably be expected to occur to the extent that such Effect has a disproportionate effect on the Company compared to other participants in the industries in which the Company conducts its businesses; provided, further, that the underlying causes of such instances set forth in clauses (a) through (h) may, if they are not otherwise excluded from the definition of Company Material Adverse Effect, be taken into account in determining whether a Company Material Adverse Effect has occurred).

b.       As of the Closing Date, (i) the Subscribed Notes will be duly authorized and, when issued and delivered to the Subscribers against full payment therefor in accordance with the terms of this Subscription Agreement, will be validly issued and will constitute legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except that the enforcement thereof may be subject to applicable bankruptcy, insolvency or similar laws affecting creditors’ rights generally or by equitable principles relating to enforceability (collectively, the “Enforceability Exceptions”), and will not have been issued in violation of any preemptive rights created under the Company’s organizational documents or the laws of the State of Delaware and (ii) the Indenture will be duly authorized by the Company and, when duly authorized, executed and delivered by the Trustee, will constitute a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that the enforcement thereof may be subject to the Enforceability Exceptions.

c.       The Subscribed Notes are not, and following the Closing, will not be, subject to any Transfer Restriction. The term “Transfer Restriction” means any condition to or restriction on the ability of the undersigned or any other holder of the Subscribed Notes to pledge, sell, assign or otherwise transfer the Subscribed Notes under any organizational document, policy or agreement of, by or with the Company, but excluding the restrictions on transfer to be described in the Indenture and Section 4(e) of this Subscription Agreement with respect to the status of the Subscribed Notes as “restricted securities” pending their registration for resale under the Securities Act of 1933, as amended (the “Securities Act”), in accordance with the terms of this Subscription Agreement.

d.       This Subscription Agreement has been duly authorized, executed and delivered by the Company, and assuming the due authorization, execution and delivery of the same by the Subscribers, this Subscription Agreement shall constitute a valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the Enforceability Exceptions.

e.       The execution and delivery of this Subscription Agreement, the issuance and sale of the Subscribed Notes, the issuance and delivery of the Underlying Shares in accordance with the terms of the Indenture and the compliance by the Company with all of the provisions of this Subscription Agreement and the consummation of the transactions contemplated herein will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any of the property or assets of the Company pursuant to the terms of (i) any indenture, mortgage, deed of trust, loan agreement, lease, license or other agreement or instrument to which the Company is a party or by which the Company is bound or to which any of the property or assets of the Company is subject; (ii) the organizational documents of the Company; or (iii) any statute or any judgment, order, rule or regulation of any court or governmental agency or body, domestic or foreign, having jurisdiction over the Company or any of its properties that, in the case of clauses (i) and (iii), would reasonably be expected to have a Company Material Adverse Effect or have a material adverse effect on the Company’s ability to consummate the transactions contemplated hereby, including the issuance and sale of the Subscribed Notes.

f.       Assuming the accuracy of the representations and warranties of the Subscribers, the Company is not required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any court or other federal, state, local or other governmental authority, self-regulatory organization (including NASDAQ or other person in connection with the execution, delivery and performance of this Subscription Agreement (including, without limitation, the issuance of the Subscribed Notes)), other than (i) filings required by applicable state securities laws, (ii) the filing of a registration statement to register the resale of the Underlying Shares, (iii) those required by NASDAQ, including with respect to obtaining stockholder approval, (iv) those required to consummate the Transaction as provided under the Business Combination Agreement, as applicable, (v) the filing of notification under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, if applicable, and (vi) the failure of which to obtain would not be reasonably expected to have a Company Material Adverse Effect or have a material adverse effect on the Company’s ability to consummate the transactions contemplated hereby, including the issuance and sale of the Subscribed Notes.

g.       As of their respective dates, all reports required to be filed by the Company with the United States Securities and Exchange Commission (“Commission”) (the “SEC Reports”) complied in all material respects with the requirements of the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations of the Commission promulgated thereunder, in each case as actually in effect as of the respective dates of filing, and none of the SEC Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. On April 12, 2021, the staff of the SEC (the “SEC Staff”) issued a public statement entitled “Staff Statement on Accounting and Reporting Considerations for Warrants issued by Special Purpose Acquisition Companies (“SPACs”)” (the “SEC Staff Statement”). In the SEC Staff Statement, the SEC Staff expressed its view that certain terms and conditions common to SPAC warrants may require the warrants to be classified as liabilities on the SPAC’s balance sheets as opposed to equity. As a result of the SEC Staff Statement, 890 required additional time to evaluate and review with Marcum LLP, its independent registered accounting firm, 890’s balance sheet as of January 14, 2021, the closing date of its initial public offering (the “Post-IPO Balance Sheet”), and its financial statements for the three-month period ended March 31, 2021, and, as such, 890 was unable to file its Quarterly Report on Form 10-Q for the quarter ended March 31, 2021 (the “Form 10-Q”) on a timely basis. 890 reassessed its accounting for warrants issued on January 14, 2021, in light of the SEC Staff’s published views. Based on this reassessment, management determined that the warrants should be classified as liabilities measured at fair value upon issuance, with subsequent changes in fair value reported in the Statement of Operations each reporting period. Other than as noted herein, the financial statements of the Company included in the SEC Reports comply in all material respects with applicable accounting requirements and the rules and regulations of the Commission with respect thereto as in effect at the time of filing and fairly present in all material respects the financial position of the Company as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, year-end audit adjustments.

h.       As of the date hereof and as of immediately prior to the Closing, the authorized share capital of the Company consists of 500,000,000 shares of Class A Common Stock, 25,000,000 shares of Class F common stock, par value $0.0001 per share (“Class F Common Stock”), and 5,000,000 shares of preferred stock, par value $0.0001 per share (“Preferred Shares”). As of the date hereof and as of immediately prior to the Closing: (i) 28,750,000 shares of Class A Common Stock, 7,187,500 shares of Class F Common stock and no Preferred Shares were issued and outstanding; (ii) 9,842,500 warrants, each exercisable to purchase a whole share of Common Stock at $11.50 per full share (the “Warrants”), were issued and outstanding; and (iii) no shares of Common Stock were subject to issuance upon exercise of outstanding options; provided that certain of the shares of Class A Common Stock and warrants are underlying units consisting of one share of Class A Common Stock and one-third of one warrant. As of the date hereof and as of the Closing Date, the Company had no outstanding long-term indebtedness other than the Notes, any indebtedness outstanding under the Existing Credit Facility and additional debt in an amount not to exceed $20.0 million. The Company’s pro forma long-term indebtedness will be as described in the Company’s filings with the Commission. All (i) issued and outstanding Class A Common Stock and Class F Common Stock has been duly authorized and validly issued, is fully paid and non-assessable and is not subject to preemptive rights and (ii) issued and outstanding Warrants constitute legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms. As of the date hereof and as of the Closing Date, except as set forth above and pursuant to any loans made or made available to the Company as may be required (“Working Capital Loans”) of which up to $1.5 million of which Working Capital Loans may be converted at the option of the lender at a price of $10.00 per unit, each unit consisting of one share of Class A Common Stock and one-third of one warrant. As of the date hereof, the Company is not aware of any outstanding options, warrants or other rights to subscribe for, purchase or acquire from the Company any Common Stock or other equity interests in the Company except to the extent disclosed by BuzzFeed in the Business Combination Agreement and disclosed by Complex in the Complex Combination Agreement. As of the date hereof, the Company has no subsidiaries and does not own, directly or indirectly, interests or investments (whether equity or debt) in any person, whether incorporated or unincorporated, in each case, excluding Merger Sub I and Merger Sub II. There are no stockholder agreements, voting trusts or other agreements or understandings to which the Company is a party or by which it is bound relating to the voting, transfer or registration of any Equity Interests, other than (i) the registration rights agreement, entered into by the Company in connection with the Company’s initial public offering on January 11, 2021 (to be amended and restated as of Closing), (ii) the letter agreement entered into in connection with the Company’s initial public offering on January 11, 2021, (iii) the Voting Agreement, as defined in the BuzzFeed Business Combination Agreement and (iii) as contemplated by the Business Combination Agreement. There are no securities or instruments issued by or to which the Company is a party containing anti-dilution or similar provisions that will be triggered by the issuance of (i) the Subscribed Notes or (ii) the Underlying Shares other than as set forth in Section 4.3(b) of the Amended and Restated Certificate of Incorporation of the Company, dated January 11, 2021 (the “Restated Certificate”), which provides that the Class F Common Stock automatically converts into Class A Common Stock on the Closing Date at the Initial Conversion Ratio (as defined in the Restated Certificate) which ratio is subject to adjustment based upon the number of “equity-linked securities” (as defined in the Restated Certificate) issued in a financing transaction in connection with the Company’s initial Business Combination (as defined in the Restated Certificate).

i.        Except for such matters as have not had and would not be reasonably expected to have a Company Material Adverse Effect or have a material adverse effect on the Company’s ability to consummate the transactions contemplated hereby, including the issuance and sale of the Subscribed Notes, as of the date hereof, there is no (i) suit, action, proceeding or arbitration before a governmental authority or arbitrator pending, or, to the knowledge of the Company, threatened in writing against the Company or (ii) judgment, decree, injunction, ruling or order of any governmental authority or arbitrator outstanding against the Company.

j.        The issued and outstanding shares of Class A Common Stock are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on NASDAQ under the symbol “ENFA” (it being understood that the trading symbol will be changed in connection with the Transaction). There is no suit, action, proceeding or investigation pending or, to the knowledge of the Company, threatened against the Company by NASDAQ or the Commission with respect to any intention by such entity to deregister the shares of Class A Common Stock or prohibit or terminate the listing of the shares of Class A Common Stock on NASDAQ. The Company has taken no action that is designed to terminate the registration of the shares of Class A Common Stock under the Exchange Act. The Company will file a listing application with NASDAQ for the Underlying Shares and such application has been, or prior to Closing will be, approved by NASDAQ.

k.       Assuming the accuracy of the Subscribers’ representations and warranties set forth in Section 4 of this Subscription Agreement, no registration under the Securities Act is required for the offer and sale of the Subscribed Notes by the Company to the Subscribers.

l.        Neither the Company nor any person acting on its behalf has engaged or will engage in any form of general solicitation or general advertising (within the meaning of Regulation D) in connection with any offer or sale of the Subscribed Notes.

m.      Except for the Placement Agents, no broker or finder is entitled to any brokerage or finder’s fee or commission from the Company solely in connection with the sale of the Subscribed Notes to the Subscribers.

n.       Except for such matters as have not had and would not be reasonably expected to have a Company Material Adverse Effect, the Company is, and has been since its inception, in compliance with all state and federal laws applicable to the conduct of its business. The Company has not received any written, or to its knowledge, other communication from a governmental entity that alleges that the Company is not in compliance with or is in default or violation of any applicable law, except where such non-compliance, default or violation would not be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect. Except for such matters as have not had and would not be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect, there is no (i) action, lawsuit, claim or other proceeding, in each case by or before any governmental authority pending, or, to the knowledge of the Company, threatened against the Company or (ii) judgment, decree, injunction, ruling or order of any governmental entity or arbitrator outstanding against the Company.

o.       The Company has not in the past nor will it hereafter take any action to sell, offer for sale or solicit offers to buy any securities of the Company that could result in the initial sale of the Subscribed Notes not being exempt from the registration requirements of Section 5 of the Securities Act.

p.       The Company has not disclosed to the Subscribers information that would constitute material non-public information as of the date of the Disclosure Document (as defined below).

4.       Subscriber Representations and Warranties. Each Subscriber represents and warrants to the Company and the Placement Agents, solely with respect to itself and not with respect to any other Subscriber, that:

a.       Subscriber (i) is duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or formation, and (ii) has the requisite power and authority to enter into and perform its obligations under this Subscription Agreement.

b.       This Subscription Agreement has been duly executed and delivered by Subscriber, and assuming the due authorization, execution and delivery of the same by the Company and the other Subscribers, this Subscription Agreement shall constitute the valid and legally binding obligation of Subscriber, enforceable against Subscriber in accordance with its terms, except as such enforceability may be subject to the Enforceability Exceptions.

c.       The execution and delivery of this Subscription Agreement, the purchase of the Subscribed Notes and the compliance by Subscriber with all of the provisions of this Subscription Agreement and the consummation of the transactions contemplated herein will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any of the property or assets of Subscriber pursuant to the terms of (i) any indenture, mortgage, deed of trust, loan agreement, lease, license or other agreement or instrument to which Subscriber is a party or by which Subscriber is bound or to which any of the property or assets of Subscriber is subject; (ii) the organizational documents of Subscriber; or (iii) any statute or any judgment, order, rule or regulation of any court or governmental agency or body, domestic or foreign, having jurisdiction over Subscriber or any of its properties that, in the case of clauses (i) and (iii), would reasonably be expected to have a Subscriber Material Adverse Effect. For purposes of this Subscription Agreement, a “Subscriber Material Adverse Effect” means an event, change, development, occurrence, condition or effect with respect to Subscriber that would reasonably be expected to have a material adverse effect on Subscriber’s ability to consummate the purchase of the Subscribed Notes.

d.       Subscriber (i) is a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act) or an institutional “accredited investor” (within the meaning of Rule 501(a)(1), (2), (3) or (7) under the Securities Act) satisfying the applicable requirements set forth on Annex A hereto and an “institutional account” as defined in FINRA Rule 4512(c), (ii) is acquiring the Subscribed Notes only for its own account and not for the account of others, or if Subscriber is subscribing for the Subscribed Notes as a fiduciary or agent for one or more investor accounts, each owner of each such account is independently a qualified institutional buyer or an institutional “accredited investor” and Subscriber has full investment discretion with respect to each such account, and the full power and authority to make the acknowledgements, representations and agreements herein on behalf of each owner of each such account, and (iii) is not acquiring the Subscribed Notes with a view to, or for offer or sale in connection with, any distribution thereof in violation of the Securities Act or the securities law of any other jurisdiction (and shall provide the requested information set forth in Annex A). Subscriber is not an entity formed for the specific purpose of acquiring the Subscribed Notes.

e.       Subscriber understands that the Subscribed Notes are being offered in a transaction not involving any public offering within the meaning of the Securities Act and that the Subscribed Notes have not been registered under the Securities Act. Subscriber understands that the Subscribed Notes may not be resold, transferred, pledged or otherwise disposed of by Subscriber absent an effective registration statement under the Securities Act, except (i) to the Company or a subsidiary thereof, or (ii) pursuant to an applicable exemption from the registration requirements of the Securities Act, and, in each case, in accordance with any applicable securities laws of the applicable states, other jurisdictions of the United States and other applicable jurisdictions, and that any book-entry position or certificates representing the Subscribed Notes shall contain a restrictive legend to such effect. Subscriber understands and agrees that the Subscribed Notes and the Underlying Shares will be subject to transfer restrictions under applicable securities laws and, as a result of these transfer restrictions, Subscriber may not be able to readily offer, resell, transfer, pledge or otherwise dispose of the Subscribed Notes and the Underlying Shares and may be required to bear the financial risk of an investment in the Subscribed Notes for an indefinite period of time. Subscriber understands and agrees that the Subscribed Notes will not be immediately eligible for offer, resale, transfer, pledge or disposition pursuant to Rule 144 promulgated under the Securities Act until at least one year from the Closing Date. Subscriber understands that it has been advised to consult legal counsel prior to making any offer, resale, pledge or transfer of any of the Subscribed Notes and the Underlying Shares At any time when the Subscribed Notes may be sold by Subscriber under Rule 144 promulgated under the Securities Act without regard for volume or manner of sale restrictions, the Company shall, upon request by Subscriber, promptly cause the restrictive legend or notation on the Subscribed Notes to be removed from the Subscribed Notes.

Each book entry for the Subscribed Notes shall contain a notation, and each certificate (if any) evidencing the Notes shall be stamped or otherwise imprinted with a legend, in substantially the following form:

THIS SECURITY AND THE COMMON STOCK, IF ANY, ISSUABLE UPON CONVERSION OF THIS SECURITY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT IN ACCORDANCE WITH THE FOLLOWING SENTENCE. BY ITS ACQUISITION HEREOF OR OF A BENEFICIAL INTEREST HEREIN, THE ACQUIRER:

(1)       REPRESENTS THAT EITHER (A) IT AND ANY ACCOUNT FOR WHICH IT IS ACTING IS A “QUALIFIED INSTITUTIONAL BUYER” (WITHIN THE MEANING OF RULE 144A UNDER THE SECURITIES ACT) AND THAT IT EXERCISES SOLE INVESTMENT DISCRETION WITH RESPECT TO EACH SUCH ACCOUNT OR (B) IT IS AN INSTITUTIONAL “ACCREDITED INVESTOR” (WITHIN THE MEANING OF RULE 501(A)(1), (2), (3) OR (7) UNDER THE SECURITIES ACT), AND

(2)       AGREES FOR THE BENEFIT OF              (THE “COMPANY”) THAT IT WILL NOT OFFER, SELL, PLEDGE OR OTHERWISE TRANSFER THIS SECURITY OR ANY BENEFICIAL INTEREST HEREIN PRIOR TO THE DATE THAT IS THE LATER OF (X) ONE YEAR AFTER THE LAST ORIGINAL ISSUE DATE HEREOF OR SUCH SHORTER PERIOD OF TIME AS PERMITTED BY RULE 144 UNDER THE SECURITIES ACT OR ANY SUCCESSOR PROVISION THERETO AND (Y) SUCH LATER DATE, IF ANY, AS MAY BE REQUIRED BY APPLICABLE LAW, EXCEPT:

(A)       TO THE COMPANY OR ANY SUBSIDIARY THEREOF, OR

(B)       PURSUANT TO A REGISTRATION STATEMENT THAT HAS BECOME EFFECTIVE UNDER THE SECURITIES ACT AND IS EFFECTIVE AT THE TIME OF SUCH TRANSFER, OR

(C)       TO A PERSON THAT YOU REASONABLY BELIEVE TO BE A QUALIFIED INSTITUTIONAL BUYER IN COMPLIANCE WITH RULE 144A UNDER THE SECURITIES ACT, OR

(D)       PURSUANT TO AN EXEMPTION FROM REGISTRATION PROVIDED BY RULE 144 UNDER THE SECURITIES ACT OR ANY OTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.

PRIOR TO THE REGISTRATION OF ANY TRANSFER IN ACCORDANCE WITH CLAUSE (2)(D) ABOVE, THE COMPANY AND THE TRUSTEE RESERVE THE RIGHT TO REQUIRE THE DELIVERY OF SUCH LEGAL OPINIONS, CERTIFICATIONS OR OTHER EVIDENCE AS MAY REASONABLY BE REQUIRED IN ORDER TO DETERMINE THAT THE PROPOSED TRANSFER IS BEING MADE IN COMPLIANCE WITH THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS. NO REPRESENTATION IS MADE AS TO THE AVAILABILITY OF ANY EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.

f.       Subscriber understands and agrees that Subscriber is purchasing the Subscribed Notes directly from the Company. Subscriber further acknowledges that there have not been, and Subscriber hereby agrees that it is not relying on, any representations, warranties, covenants or agreements made to Subscriber by the Company, any other party to the Transaction or any other person or entity (including the Placement Agents), expressly or by implication, other than those representations, warranties, covenants and agreements of the Company set forth in this Subscription Agreement and in the Term Sheet, and Subscriber is not relying on any representations, warranties or covenants other than those expressly set forth herein. Subscriber acknowledges that certain information provided by the Company was based on projections, and such projections were prepared based on assumptions and estimates that are inherently uncertain and are subject to a wide variety of significant business, economic and competitive risks and uncertainties that could cause actual results to differ materially from those contained in the projections.

g.      In making its decision to purchase the Subscribed Notes, Subscriber has relied solely upon independent investigation made by Subscriber and upon the representations, warranties and covenants set forth herein and in the Term Sheet. Subscriber acknowledges and agrees that Subscriber has received such information as Subscriber deems necessary in order to make an investment decision with respect to the Subscribed Notes, including with respect to the Company and the Transaction. Without limiting the generality of the foregoing, Subscriber acknowledges that Subscriber has reviewed the Company’s filings with the Commission. Subscriber represents and agrees that Subscriber and Subscriber’s professional advisor(s), if any, have had the full opportunity to ask such questions, receive such answers and obtain such information as Subscriber and such undersigned’s professional advisor(s), if any, have deemed necessary to make an investment decision with respect to the Subscribed Notes. Subscriber acknowledges and agrees that none of BofA Securities, Inc., Cowen Group Inc. or Craig-Hallum Capital Group LLC, acting as placement agents to the Company (collectively, the “Placement Agents” and each of them a “Placement Agent”), nor any affiliate of a Placement Agent has provided Subscriber with any information or advice with respect to the Subscribed Notes nor is such information or advice necessary or desired. Neither any Placement Agent nor any of its affiliates has made or makes any representation as to the Company, Complex or BuzzFeed or the quality or value of the Subscribed Notes and the Placement Agent and any of its respective affiliates may have acquired non-public information with respect to the Company, Complex or BuzzFeed which Subscriber agrees need not be provided to it. In connection with the issuance of the Subscribed Notes to Subscriber, neither any Placement Agent nor any of its affiliates has acted as a financial advisor or fiduciary to Subscriber.

h.       Subscriber became aware of this offering of the Subscribed Notes solely by means of direct contact between Subscriber and the Company or by means of contact from a Placement Agent, Complex, BuzzFeed and/or their respective advisors (including, without limitation, attorneys, accountants, bankers, consultants and financial advisors), agents, control persons, representatives, affiliates, directors, officers, managers, members, and/or employees, and/or the representatives of such persons (such parties referred to collectively as “Representatives”). The Subscribed Notes were offered to Subscriber solely by direct contact between Subscriber and the Company, a Placement Agent, Complex, BuzzFeed and/or their respective Representatives. Subscriber acknowledges that it is not relying upon, and has not relied upon, any statement, representation or warranty made by any person or entity (including, without limitation, the Company, any Placement Agent, Complex, BuzzFeed and/or their respective Representatives), other than the representations and warranties contained in this Subscription Agreement, in making its investment or decision to invest in the Company. Subscriber did not become aware of this offering of the Subscribed Notes, nor were the Subscribed Notes offered to Subscriber, by any other means, and none of the Company, any Placement Agent, Complex, BuzzFeed or their respective Representatives acted as investment advisor, broker or dealer to Subscriber. Subscriber acknowledges that the Company represents and warrants that the Subscribed Notes (i) were not offered by any form of general solicitation or general advertising and (ii) are not being offered in a manner involving a public offering under, or in a distribution in violation of, the Securities Act, or any state securities laws.

i.        Subscriber acknowledges that it is aware that there are substantial risks incident to the purchase and ownership of the Subscribed Notes and the Underlying Shares, including those set forth in the SEC Reports. Subscriber has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Subscribed Notes and the Underlying Shares, and Subscriber has had an opportunity to seek, and has sought, such accounting, legal, business and tax advice as Subscriber has considered necessary to make an informed investment decision. Subscriber acknowledges that it (i) is a sophisticated investor, experienced in investing in private equity transactions and capable of evaluating investment risks independently, both in general and with regard to all transactions and investment strategies involving a security or securities and (ii) has exercised independent judgment in evaluating its participation in the purchase of the Subscribed Notes. Subscriber understands that the purchase and sale of the Subscribed Notes hereunder meets (i) the exemptions from filing under FINRA Rule 5123(b)(1)(A) and (ii) the institutional customer exemption under FINRA Rule 2111(b).

j.       Alone, or together with any professional advisor(s), Subscriber represents and acknowledges that Subscriber has adequately analyzed and fully considered the risks of an investment in the Subscribed Notes and the Underlying Shares and determined that the Subscribed Notes and the Underlying Shares are a suitable investment for Subscriber and that Subscriber is able at this time and in the foreseeable future to bear the economic risk of a total loss of Subscriber’s investment in the Company. Subscriber acknowledges specifically that a possibility of total loss exists.

k.       Subscriber understands and agrees that no federal or state agency has passed upon or endorsed the merits of the offering of the Subscribed Notes and the Underlying Shares (if any) or made any findings or determination as to the fairness of this investment.

l.        Subscriber is not (i) a person or entity named on the List of Specially Designated Nationals and Blocked Persons administered by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”) or in any Executive Order issued by the President of the United States and administered by OFAC, or a person or entity prohibited by any OFAC sanctions program, or a person or entity whose property and interests in property subject to U.S. jurisdiction are otherwise blocked under any U.S. laws, Executive Orders or regulations, (ii) a person or entity listed on the Sectoral Sanctions Identifications (“SSI”) List maintained by OFAC or otherwise determined by OFAC to be subject to one or more of the Directives issued under Executive Order 13662 of March 20, 2014, or on any other of the OFAC Consolidated Sanctions Lists, (iii) an entity owned, directly or indirectly, individually or in the aggregate, 50 percent or more by one or more persons described in subsections (i) or (ii), (iv) a person or entity named on the U.S. Department of Commerce, Bureau of Industry and Security (“BIS”) Denied Persons List, Entity List, or Unverified List (“BIS Lists”) (collectively with (i) through (iv), a “Restricted Person”) or (v) a non-U.S. shell bank or providing banking services indirectly to a non-U.S. shell bank. Subscriber agrees to provide law enforcement agencies, if requested thereby, such records as required by applicable law, provided that Subscriber is permitted to do so under applicable law. Subscriber represents that if it is a financial institution subject to the Bank Secrecy Act (31 U.S.C. Section 5311 et seq.), as amended by the USA PATRIOT Act of 2001 and its implementing regulations (collectively, the “BSA/PATRIOT Act”), that Subscriber maintains policies and procedures reasonably designed to comply with applicable obligations under the BSA/PATRIOT Act. Subscriber also represents that, to the extent required, it maintains policies and procedures reasonably designed for the screening of its investors against the OFAC and BIS sanctions programs, including for Restricted Persons, and otherwise to ensure compliance with all applicable sanctions and embargo laws, statutes, and regulations. Subscriber further represents and warrants that, to the extent required, it maintains policies and procedures reasonably designed to ensure that the funds held by Subscriber and used to purchase the Subscribed Notes were legally derived.

m.       Subscriber does not have, as of the date hereof, and during the 30-day period immediately prior to the date hereof such Subscriber has not, and during the period beginning as of the date hereof until and including the date that is two trading days following the Closing such Subscriber will not have, entered into, any “put equivalent position” as such term is defined in Rule 16a-1 under the Exchange Act or short sale positions with respect to the securities of the Company.

n.       If Subscriber is an employee benefit plan that is subject to Title I of the Employee Retirement Income Securities Act of 1974, as amended (“ERISA”), a plan, an individual retirement account or other arrangement that is subject to Section 4975 of the Internal Revenue Code of 1086, as amended (the “Code”) or an employee benefit plan that is a governmental plan (as defined in Section 3(32) of ERISA), a church plan (as defined in Section 3(33) of ERISA), a non-U.S. plan (as described in Section 4(b)(4) of ERISA) or other plan that is not subject to the foregoing but may be subject to provisions under any other federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of ERISA or the Internal Revenue Code of 1986, as amended, or an entity whose underlying assets are considered to include “plan assets” of any such plan, account or arrangement (each, a “Plan”) subject to the fiduciary or prohibited transaction provisions of ERISA or Section 4975 of the Code, the Subscriber represents and warrants that (i) neither the Company, nor any of its respective affiliates (the “Transaction Parties”) has acted as the Plan’s fiduciary, or has been relied on for advice, with respect to its decision to acquire and hold the Subscribed Notes, and none of the Transaction Parties shall at any time be relied upon as the Plan’s fiduciary with respect to any decision to acquire, continue to hold or transfer the Subscribed Notes and the Underlying Shares and (ii) none of the acquisition, holding and/or transfer or disposition of the Subscribed Notes and the Underlying Shares will result in a non-exempt prohibited transaction under ERISA or Section 4975 of the Code or any similar law or regulation.

o.       Subscriber at the time specified herein will have sufficient funds to pay the Purchase Price pursuant to Section 2(b) of this Subscription Agreement.

p.       No disclosure or offering document has been prepared by any Placement Agent in connection with the offer and sale of the Subscribed Notes. Each Placement Agent and each of its Representatives have made no independent investigation with respect to the Company or the Subscribed Notes or the accuracy, completeness or adequacy of any information supplied to the Subscriber by the Company. In connection with the issue and purchase of the Subscribed Notes, the Placement Agents have not acted as the Subscriber’s financial advisor or fiduciary.

q.       Subscriber agrees that the Placement Agents may rely upon the representations and warranties made by Subscriber to the Company in this Subscription Agreement.

r.       No foreign person (as defined in 31 C.F.R. Part 800.224) will have control (as defined in 31 C.F.R. Part 800.208) over the Company from and after the Closing as a result of the purchase and sale of Securities hereunder.

s.       Except for the representations and warranties contained in this Section 4, Subscriber makes no express or implied representation or warranty, and Subscriber hereby disclaims any such representation or warrant with respect to this Subscription Agreement or any of the transactions contemplated herein.

5.       Termination. Except as otherwise provided herein, this Subscription Agreement shall terminate and be void and of no further force and effect, and all rights and obligations of the parties hereunder shall terminate without any further liability on the part of any party in respect thereof, upon the earlier to occur of (a) such date and time as the Business Combination Agreement is terminated in accordance with its terms, (b) upon the mutual written agreement of the Company and the Subscribers to terminate this Subscription Agreement, (c) upon written notice by the Company or the Subscribers to the other (provided that the party delivering such notice is not in breach of the obligations under this Subscription Agreement) if, on the Closing Date of the Transaction, any of the conditions to Closing set forth in Section 2 of this Subscription Agreement have not been satisfied as of the time required hereunder to be so satisfied or waived (to the extent a valid waiver is capable of being issued) by the party entitled to grant such waiver and, as a result thereof, the transactions contemplated by this Subscription Agreement are not consummated, or (d) 11:59 p.m. prevailing Eastern time on the “Outside Date” (as defined in the Business Combination Agreement as in effect on the date hereof and as the same may be automatically extended pursuant to the terms of the Business Combination Agreement as in effect on the date hereof) if the Closing shall not have occurred prior to such time; provided, that nothing herein will relieve any party from liability for any willful breach hereof (including, for the avoidance of doubt, a Subscriber’s willful breach of Section 2(c) of this Subscription Agreement with respect to its representations, warranties and covenants as of the date of the Closing) prior to the time of termination, and each party will be entitled to any remedies at law or in equity to recover losses, liabilities or damages arising from such breach. The Company shall notify the Subscribers of the termination of the Business Combination Agreement promptly after the termination thereof.

6.       Trust Account Waiver. Each Subscriber hereby acknowledges that the Company has established a trust account (the “Trust Account”) containing the proceeds of its initial public offering (the “IPO”) and from certain private placements occurring simultaneously with the IPO (including interest accrued from time to time thereon) for the benefit of the Company’s public stockholders and certain other parties (including the underwriters of the IPO). For and in consideration of the Company entering into this Subscription Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Subscriber hereby (i) agrees that it does not now and shall not at any time hereafter have any right, title, interest or claim of any kind in or to any assets held in the Trust Account, and shall not make any claim against the Trust Account, regardless of whether such claim arises as a result of, in connection with or relating in any way to this Subscription Agreement or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (any and all such claims are collectively referred to hereafter as the “Released Claims”), (ii) irrevocably waives any Released Claims that it may have against the Trust Account now or in the future as a result of, or arising out of, any negotiations, contracts or agreements with the Company, and (iii) will not seek recourse against the Trust Account for any reason whatsoever; provided however, that nothing in this Section 6 shall be deemed to limit any Subscriber’s right to distributions or redemptions from the Trust Account in accordance with the Company’s amended and restated certificate of incorporation in respect of any redemptions by Subscriber of its shares of public Class A Common Stock of the Company acquired by any means other than pursuant to this Subscription Agreement. Subscriber agrees not to seek recourse or make or bring any action, suit, claim or other proceeding against the Trust Account as a result of, or arising out of, this Subscription Agreement, the transactions contemplated hereby or the Subscribed Notes regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability. Each Subscriber acknowledges and agrees that it shall not have any redemption rights with respect to the Subscribed Notes pursuant to the Company’s organizational documents in connection with the Transaction or any other business combination, any subsequent liquidation of the Trust Account, the Company or otherwise, except as to be set forth in the Indenture. In the event a Subscriber has any claim against the Company as a result of, or arising out of, this Subscription Agreement, the transactions contemplated hereby or the Subscribed Notes, it shall pursue such claim solely against the Company and its assets outside the Trust Account and not against the Trust Account or any monies or other assets in the Trust Account.

7.       Miscellaneous.

a.       All notices, requests, demands, claims, and other communications hereunder shall be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given (i) when delivered personally to the recipient, (ii) when sent by electronic mail, on the date of transmission to such recipient; provided, that such notice, request, demand, claim or other communication is also sent to the recipient pursuant to clauses (i), (iii) or (iv) of this Section 7(a), (iii) one (1) Business Day after being sent to the recipient by reputable overnight courier service (charges prepaid), or (iv) four (4) Business Days after being mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid, and, in each case, addressed to the intended recipient at its address specified on the signature page hereof or to such electronic mail address or address as subsequently modified by written notice given in accordance with this Section (a).

b.       Each Subscriber acknowledges that the Company, BuzzFeed and others (including the Placement Agents) will rely on the acknowledgments, understandings, agreements, representations and warranties contained in this Subscription Agreement. Prior to the Closing, each Subscriber agrees to promptly notify the Company and the Placement Agents if it becomes aware that any of the acknowledgments, understandings, agreements, representations and warranties of such Subscriber set forth herein are no longer accurate in all material respects. The Company acknowledges that the Subscribers and others (including Placement Agents) will rely on the acknowledgments, understandings, agreements, representations and warranties contained in this Subscription Agreement. Prior to the Closing, the Company agrees to promptly notify the Subscribers and the Placement Agents if it becomes aware that any of the acknowledgments, understandings, agreements, representations and warranties of the Company set forth herein are no longer accurate in all material respects.

c.       Each of the Company and the Subscribers are irrevocably authorized to produce this Subscription Agreement or a copy hereof to any interested party in any administrative or legal proceeding or official inquiry with respect to the matters covered hereby.

c.       Each of the Company and the Subscribers agree that they each shall take all actions necessary to ensure that the Notes are eligible at DTC on the Closing Date (provided such actions shall not result in changes to the economic terms of the Notes).

d.       The Company shall be solely responsible for and shall bear all of costs and expenses incurred by or on behalf of the Company in connection with this Subscription Agreement. If the Transaction is consummated, the Company shall reimburse the lead Subscriber for all reasonable and documented out-of-pocket costs and expenses incurred in connection with this Subscription Agreement, the Indenture and the Transaction, including, without limitation, the reasonable and documented fees and expenses of Stroock & Stroock & Lavan LLP, as counsel to the lead Subscriber, (i) on the date hereof to the extent invoiced on or prior to the date hereof, (ii) on the Closing Date to the extent invoiced at least one (1) Business Day prior to the Closing Date. This Section 7(d) shall survive the termination of this Subscription Agreement.

e.       Neither this Subscription Agreement nor any rights that may accrue to the Subscribers hereunder (other than the Subscribed Notes acquired hereunder, if any) may be transferred or assigned. Neither this Subscription Agreement nor any rights that may accrue to the Company hereunder may be transferred or assigned (provided, that, for the avoidance of doubt, the Company may transfer the Subscription Agreement and its rights (but not obligations) hereunder solely in connection with the consummation of the Transaction and exclusively to another entity under the control of, or under common control with, the Company). Notwithstanding the foregoing, any Subscriber may assign its rights and obligations under this Subscription Agreement to one or more of its affiliates (including other investment funds or accounts managed or advised by the investment manager who acts on behalf of such Subscriber) or, with the Company’s prior written consent, to another person, provided that no such assignment shall relieve such Subscriber of its obligations hereunder if any such assignee fails to perform such obligations, unless the Company has given its prior written consent to such relief, and such assignee agrees in writing to be bound by the terms hereof.

f.       All the agreements, representations and warranties made by each party hereto in this Subscription Agreement shall survive the Closing.

g.       [Reserved].

h.       This Subscription Agreement may not be amended, modified, waived or terminated except by an instrument in writing, signed by the party against whom enforcement of such modification, waiver, or termination is sought; provided, that Section 3, Section 4, this Section 7(h), Section 7(j) and Section 7(t) of this Subscription Agreement may not be amended, terminated or waived in a manner that is material and adverse to the Placement Agents without the written consent of the Placement Agents.

i.       This Subscription Agreement (including Annex A hereto) constitutes the entire agreement, and supersedes all other prior agreements, understandings, representations and warranties, both written and oral, among the parties, with respect to the subject matter hereof, except that any confidentiality agreement with respect to the undersigned or its affiliates shall remain in full force and effect.

j.       Benefit.

(i)        Except as otherwise provided herein, this Subscription Agreement shall be binding upon, and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives, and permitted assigns, and the agreements, representations, warranties, covenants and acknowledgments contained herein shall be deemed to be made by, and be binding upon, such heirs, executors, administrators, successors, legal representatives and permitted assigns.

(ii)       The parties hereto agree that the Placement Agents are express third-party beneficiaries of this Subscription Agreement to the extent expressly provided in Section 3, Section 4, Section 7(h), this Section 7(j) and Section 7(t) of this Subscription Agreement.

k.        If any provision of this Subscription Agreement shall be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions of this Subscription Agreement shall not in any way be affected or impaired thereby and shall continue in full force and effect.

l.       This Subscription Agreement may be executed and delivered in one or more counterparts (including by facsimile or electronic mail or in ..pdf) and by different parties in separate counterparts, with the same effect as if all parties hereto had signed the same document. All counterparts so executed and delivered shall be construed together and shall constitute one and the same agreement.

m.       Remedies.

(i)       The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Subscription Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Subscription Agreement and to enforce specifically the terms and provisions of this Subscription Agreement, this being in addition to any other remedy to which such party is entitled at law, in equity, in contract, in tort or otherwise.

(ii)       Each of the parties hereto shall be entitled to seek and obtain equitable relief, without proof of actual damages, including an injunction or injunctions or order for specific performance to prevent breaches of this Subscription Agreement and to enforce specifically the terms and provisions of this Subscription Agreement to cause each the Subscriber to fund the respective portion of its Purchase Price and cause the Closing to occur if the conditions in Section 2 of this Subscription Agreement have been satisfied or, to the extent permitted by applicable law, waived. The parties hereto further agree (i) to waive any requirement for the security or posting of any bond in connection with any such equitable remedy, (ii) not to assert that a remedy of specific enforcement pursuant to this paragraph (m) is unenforceable, invalid, contrary to applicable law or inequitable for any reason and (iii) to waive any defense that a remedy at law would be adequate. In any dispute arising out of or related to this Subscription Agreement, or any other agreement, document, instrument or certificate contemplated hereby, or any transactions contemplated hereby or thereby, the applicable adjudicating body shall award to the prevailing party, if any, the documented costs and attorneys’ fees reasonably incurred by the prevailing party in connection with the dispute and the enforcement of its rights under this Subscription Agreement or any other agreement, document, instrument or certificate contemplated hereby and, if the adjudicating body determines a party to be the prevailing party under circumstances where the prevailing party won on some but not all of the claims and counterclaims, the adjudicating body may award the prevailing party an appropriate percentage of the documented costs and attorneys’ fees reasonably incurred by the prevailing party in connection with the adjudication and the enforcement of its rights under this Subscription Agreement or any other agreement, document, instrument or certificate contemplated hereby or thereby.

(iii)       The Company hereby agrees that the Company shall pay to each Subscriber in U.S. dollars in immediately available funds a payment equal to 10% of the aggregate principal amount of such Subscriber’s respective amount of Subscribed Notes at the closing of the Transaction if the Transaction (or any portion thereof) closes at any time from the date hereof through the date which is twelve (12) calendar months after the date hereof and in connection therewith the Company does not issue the Subscribed Notes to the Subscribers pursuant to the terms hereof; provided, that such amount will not be payable to the Subscribers if the Transaction does not close. This Section 7(m)(iii) shall survive the termination of this Agreement.

n.       This Subscription Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to the principles of conflicts of laws that would otherwise require the application of the law of any other state.

o.       EACH PARTY HEREBY WAIVES ITS RESPECTIVE RIGHTS TO A TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OR RELATED TO THIS SUBSCRIPTION AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY IN ANY ACTION, PROCEEDING OR OTHER LITIGATION OF ANY TYPE BROUGHT BY ANY PARTY AGAINST ANY OTHER PARTY OR ANY AFFILIATE OF ANY OTHER SUCH PARTY, WHETHER WITH RESPECT TO CONTRACT CLAIMS, TORT CLAIMS OR OTHERWISE. THE PARTIES AGREE THAT ANY SUCH CLAIM OR CAUSE OF ACTION SHALL BE TRIED BY A COURT TRIAL WITHOUT A JURY. WITHOUT LIMITING THE FOREGOING, THE PARTIES FURTHER AGREE THAT THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY IS WAIVED BY OPERATION OF THIS SECTION AS TO ANY ACTION, COUNTERCLAIM OR OTHER PROCEEDING WHICH SEEKS, IN WHOLE OR IN PART, TO CHALLENGE THE VALIDITY OR ENFORCEABILITY OF THIS SUBSCRIPTION AGREEMENT OR ANY PROVISION HEREOF. THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS SUBSCRIPTION AGREEMENT.

p.       The parties agree that all disputes, legal actions, suits and proceedings arising out of or relating to this Subscription Agreement must be brought exclusively in the state courts of New York or in the federal courts located in the state and county of New York (collectively the “Designated Courts”). Each party hereby consents and submits to the exclusive jurisdiction of the Designated Courts. No legal action, suit or proceeding with respect to this subscription agreement may be brought in any other forum. Each party hereby irrevocably waives all claims of immunity from jurisdiction and any objection which such party may now or hereafter have to the laying of venue of any suit, action or proceeding in any Designated Court, including any right to object on the basis that any dispute, action, suit or proceeding brought in the Designated Courts has been brought in an improper or inconvenient forum or venue. Each of the parties also agrees that delivery of any process, summons, notice or document to a party hereof in compliance with Section 7(a) of this Subscription Agreement shall be effective service of process for any action, suit or proceeding in a Designated Court with respect to any matters to which the parties have submitted to jurisdiction as set forth above.

q.       This Subscription Agreement may only be enforced against, and any claim, action, suit or other legal proceeding based upon, arising out of, or related to this Subscription Agreement, or the negotiation, execution or performance of this Subscription Agreement, may only be brought against the entities that are expressly named as parties hereto and their successors and permitted assigns and then only with respect to the specific obligations set forth herein with respect to such party. No past, present or future director, officer, employee, incorporator, manager, member, partner, stockholder, affiliate, agent, attorney or other representative of any party hereto or of any affiliate of any party hereto, or any of their successors or permitted assigns, shall have any liability for any obligations or liabilities of any party hereto under this Subscription Agreement or for any claim, action, suit or other legal proceeding based on, in respect of or by reason of the transactions contemplated hereby.

r.       The Company shall, by 9:00 a.m., New York City time, on the first (1st) Business Day immediately following the date of this Subscription Agreement, issue one or more press releases or file with the Commission a Current Report on Form 8-K (collectively, the “Disclosure Document”) disclosing, to the extent not previously publicly disclosed, all material terms of the transactions contemplated hereby, the Transaction and any other material, non-public information that the Company has provided to the Subscribers at any time prior to the filing of the Disclosure Document. From and after the issuance of the Disclosure Document, to the actual knowledge of the Company, the Subscribers shall not be in possession of any material, non-public information received from the Company or any of its officers, directors or employees or any Placement Agent. Notwithstanding the foregoing, the Company shall not publicly disclose the name of any Subscriber or any affiliate or investment advisor of any Subscriber, or include the name of any Subscriber or any affiliate or investment advisor of any Subscriber in any press release or in any filing with the Commission or any regulatory agency or trading market, without the prior written consent (including by e-mail) of such Subscriber, and shall omit or redact such Subscriber’s signature page to omit its name and any other identifying information in any such press release or filing, except (i) to the extent required by the federal securities laws, rules or regulations (subject to Commission request as provide in clause (ii) in the case of federal securities laws), (ii) to the extent such disclosure is required by other laws, rules or regulations, in each case, at the request of the staff of the Commission or regulatory agency or under NASDAQ regulations or (iii) to the extent such announcements or other communications contain only information previously disclosed in public statement, press release or other communication previously approved in accordance with this Section 7(r); provided, in the case of (i) and (ii), the Company shall provide the Subscribers with prior written notice (including by e-mail) of such permitted disclosure, and shall reasonably consult with the Subscribers regarding such disclosure.

s.       The obligations of the Subscribers under this Subscription Agreement are several and not joint with the obligations of any other Subscriber, and each Subscriber shall not be responsible in any way for the performance of the obligations of any other Subscriber under this Subscription Agreement. The decision of each Subscriber to purchase Subscribed Notes pursuant to this Subscription Agreement has been made by such Subscriber independently of any other Subscriber or any other investor and independently of any information, materials, statements or opinions as to the business, affairs, operations, assets, properties, liabilities, results of operations, condition (financial or otherwise) or prospects of the Company or any of its subsidiaries which may have been made or given by any other Subscriber or investor or by any agent or employee of any other Subscriber or investor, and neither such Subscriber nor any of its agents or employees shall have any liability to any other Subscriber or investor (or any other person) relating to or arising from any such information, materials, statements or opinions. Nothing contained herein , and no action taken by the Subscriber or investor pursuant hereto or thereto, shall be deemed to constitute the Subscribers and other investors as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Subscribers and other investors are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated by this Subscription Agreement. Each Subscriber acknowledges that no other Subscriber has acted as agent for the Subscriber in connection with making its investment hereunder and no other Subscriber will be acting as agent of the Subscriber in connection with monitoring its investment in the Subscribed Notes or enforcing its rights under this Subscription Agreement. Each Subscriber shall be entitled to independently protect and enforce its rights, including without limitation the rights arising out of this Subscription Agreement, and it shall not be necessary for any other Subscriber or investor to be joined as an additional party in any proceeding for such purpose.

t.       Each party hereto agrees for the express benefit of the Placement Agents, as placement agent, that: (1) neither the Placement Agent, nor any of its affiliates or any of its Representatives (A) shall be liable for any improper payment made in accordance with the information provided by the Company; (B) makes any representation or warranty, or has any responsibilities as to the validity, accuracy, value or genuineness of any information, certificates or documentation delivered by or on behalf of the Company pursuant to this Subscription Agreement; or (C) shall be liable (x) for any action taken, suffered or omitted by any of them in good faith and reasonably believed to be authorized or within the discretion or rights or powers conferred upon it by this Subscription Agreement or (y) for anything which it may do or refrain from doing in connection with this Subscription Agreement, except for its own gross negligence, willful misconduct or bad faith; and (2) the Placement Agent, its affiliates and its Representatives shall be entitled to (A) rely on, and shall be protected in acting upon, any certificate, instrument, opinion, notice, letter or any other document or security delivered to any of them by or on behalf of the Company, and (B) be indemnified by the Company for acting as placement agent hereunder. This Section 7(t) shall survive any termination of this Subscription Agreement.  The Placement Agents have introduced the Subscribers to the Company in reliance on each Subscriber's understanding and agreement to this Section 7(t).

[Signature pages follow.]

IN WITNESS WHEREOF, each of the Company and each Subscriber has executed or caused this Subscription Agreement to be executed by its duly authorized representative as of the date first set forth above.

[●]

By:
Name:
Title:

Address for Notices:
[•]

Signature Page to Subscription Agreement

SUBSCRIBER: Signature of Subscriber: By: ______________________________ Name: Title:
Date: __________________________
Name of Subscriber: _________________________________ (Please print. Please indicate name and capacity of person signing above)
_________________________________ Name in which shares are to be registered (if different):

Email Address: _______________________

Subscriber’s EIN: __________________________

Jurisdiction of residency: __________________________

Aggregate Principal Amount of Subscribed Notes subscribed for:

Aggregate Purchase Price:	$______________

You must pay the Purchase Price by wire transfer of United States dollars in immediately available funds to the account of the Company specified by the Company in the Closing Notice.

Signature Page to Subscription Agreement

Annex A

ELIGIBILITY REPRESENTATIONS OF SUBSCRIBER

This Annex A should be completed and signed by Subscriber
and constitutes a part of the Subscription Agreement.

A.	QUALIFIED INSTITUTIONAL BUYER STATUS (Please check the box, if applicable)

☐	Subscriber is a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act).

B.	FINRA INSTITUTIONAL INVESTOR STATUS (Please check the box)

☐	Subscriber is a “institutional investor” (as defined in FINRA Rule 2111).

C.	ACCREDITED INVESTOR STATUS (Please check the box)

☐	Subscriber is an “accredited investor” (within the meaning of Rule 501(a) under the Securities Act) and has marked and initialed the appropriate box below indicating the provision under which it qualifies as an “accredited investor.”

D.	AFFILIATE STATUS (Please check the applicable box)

SUBSCRIBER:

☐ is:

☐ is not:

an “affiliate” (as defined in Rule 144 under the Securities Act) of the Company or acting on behalf of an affiliate of the Company.

Rule 501(a), in relevant part, states that an “accredited investor” shall mean any person who comes within any of the below listed categories, or who the issuer reasonably believes comes within any of the below listed categories, at the time of the sale of the securities to that person. Subscriber has indicated, by marking and initialing the appropriate box below, the provision(s) below which apply to Subscriber and under which Subscriber accordingly qualifies as an “accredited investor.”

☐	Any bank, registered broker or dealer, insurance company, registered investment company, business development company, or small business investment company;
☐	Any plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions for the benefit of its employees, if such plan has total assets in excess of $5,000,000;
☐	Any employee benefit plan, within the meaning of the Employee Retirement Income Security Act of 1974, if a bank, insurance company, or registered investment advisor makes the investment decisions, or if the plan has total assets in excess of $5,000,000;
☐	Any corporation, similar business trust, partnership or any organization described in Section 501(c)(3) of the Internal Revenue Code, not formed for the specific purpose of acquiring the securities offered, with total assets in excess of $5,000,000;
☐	Any director, executive officer, or general partner of the issuer of the securities being offered or sold, or any director, executive officer, or general partner of a general partner of that issuer;

☐	Any natural person whose individual net worth, or joint net worth with that person’s spouse, at the time of his purchase exceeds $1,000,000. For purposes of calculating a natural person’s net worth: (a) the person’s primary residence must not be included as an asset; (b) indebtedness secured by the person’s primary residence up to the estimated fair market value of the primary residence must not be included as a liability (except that if the amount of such indebtedness outstanding at the time of calculation exceeds the amount outstanding 60 days before such time, other than as a result of the acquisition of the primary residence, the amount of such excess must be included as a liability); and (c) indebtedness that is secured by the person’s primary residence in excess of the estimated fair market value of the residence must be included as a liability;
☐	Any natural person who had an individual income in excess of $200,000 in each of the two most recent years or joint income with that person’s spouse in excess of $300,000 in each of those years and has a reasonable expectation of reaching the same income level in the current year.
☐	Any trust with assets in excess of $5,000,000, not formed to acquire the securities offered, whose purchase is directed by a sophisticated person; or
☐	Any entity in which all of the equity owners are accredited investors meeting one or more of the above tests or one of the following tests.

[Specify which tests: ]

SUBSCRIBER:
Print Name:

By:
Name:
Title:

EXHIBIT A

TERM SHEET

Convertible Senior Notes due 2026

Summary of Principal Terms and Conditions

Capitalized terms used but not defined herein shall have the meanings ascribed thereto in the Subscription Agreement to which this Term Sheet is attached (the “Subscription Agreement”).

Issuer:	The entity which survives as the public parent (the “Company”) resulting from the de-SPAC transaction (the “De-SPAC”) among 890 5th Avenue Partners, Inc. (NASDAQ: ENFA, ENFAU, ENFAW) (“890 Partners”), BuzzFeed, Inc. and Complex Networks.

Guarantors:	The Convertible Senior Notes due 2026 of the Issuer (the “Notes”) and all obligations under the Indenture (as defined below) shall be unconditionally guaranteed, on a joint and several basis, by all direct and indirect subsidiaries (other than foreign subsidiaries, immaterial subsidiaries and joint ventures not permitted to guarantee the Notes) of the Company (collectively, the “Guarantors”, and together with the Issuer, the “Obligors”), which guaranties shall be guarantees of payment and performance and not of collection.

Trustee:	To be selected by the Lead Subscriber (defined to mean the Subscriber subscribed to more than a majority in aggregate principal amount of the Notes) and reasonably acceptable to the Company and the other Subscribers.

Indenture:	The Notes shall be issued pursuant to an indenture that is customary for a financing of this type, reflecting the terms of this Term Sheet and otherwise in form and substance reasonably acceptable to the Subscribers and the Company (the “Indenture”).

Collateral:	None.

Maturity Date:	The date that is 5 years after the Closing Date (the “Maturity Date”).

Issue Amount:	$150.0 million

Issue Price:	100.00%

Interest Rate:	7.00% per annum, payable semi-annually in cash; provided, however, that, if there is less than $144 million in the trust account maintained by 890 Partners with Continental Stock Transfer & Trust Company as trustee immediately following the Closing Date, the stated interest rate shall be 8.5% per annum.

Default Interest:	Upon the occurrence and during the continuation of an event of default, interest on the Notes shall accrue at the stated rate plus an additional 2.0% per annum.

Amortization / Sinking Fund:	None.

Use of Proceeds:	Proceeds from the sale of the Notes will be used to finance the acquisition by a subsidiary of the Company of Complex Networks.

Conversion Price:	The initial conversion price will be the lesser of (i) $12.50 and (ii) a 25% premium to the lowest per share price at which any equity of the Company is issued prior to the Closing Date, and will be subject to adjustments that are usual and customary for financings of this type, including, without limitation, upon the occurrence of standard “Fundamental Change” events, for dividends and distributions, spin-offs, stock splits, below-market rights offerings to all holders, above-market tender offers to all holders and similar dilutive transactions (but for the avoidance of doubt, not for transactions that occur on the Issue Date in connection with the Transactions as provided for in the Business Combination Agreement). The initial conversion price, as so adjusted, being referred to herein as, the “Conversion Price”.

Optional Conversion:	Each Holder may at any time elect to convert all or, from time to time, elect to convert a portion of such Holder’s aggregate principal amount of the Notes (plus any accrued and unpaid interest thereon) at the Conversion Price into Class A Common Stock of the Company (the “Common Stock”).

Make-Whole Upon Voluntary Conversion by Investors:

In the event that a Holder elects, at any time on or after the one year anniversary of the Issue Date and prior to the three year anniversary of the Issue Date, to convert all or, from time to time, a portion of the Notes held by such Holder into Common Stock, the Company shall (in addition to the delivery of the requisite number of shares of Common Stock) pay to such Holder, in cash, a premium equal to (i) from the one year anniversary of the Issue Date to the two year anniversary of the Issue Date, an amount equal to 18 month’s interest declining ratably on a monthly basis to 12 month’s interest on the aggregate principal amount of the Notes so converted and (iii) from the two year anniversary of the Issue Date to the three year anniversary of the Issue Date an amount equal to 12 month’s interest declining ratably on a monthly basis to 0 month’s interest, in each case, on the aggregate principal amount of the Notes so converted.

The Make-Whole Upon Voluntary Conversion by Investors may be excluded from the Indenture upon the election of the Lead Subscriber .

Mandatory Conversion Feature:

All (but not less than all) of the aggregate principal amount of the Notes (and accrued but unpaid interest thereon) may be convertible at the Company’s option on or after the third anniversary of the Closing Date if the volume-weighted average trading price of the Common Stock is 130% of the Conversion Price for more than twenty (20) out of thirty (30) consecutive trading days (a “Company Conversion”).

The Company may not otherwise redeem the notes.

Redemption at Option of Holders:	Each Holder will have the right to cause the Company to repurchase for cash, all or from time to time a portion of the Notes held by such Holder (i) at any time after the third anniversary of the Closing Date, at a price equal to par plus accrued and unpaid interest; or (ii) at any time upon the occurrence of a “Fundamental Change”, at 101% pursuant to a high-yield change of control offer.

Adjustment to Conversion Price:	In the event of a conversion in connection with a Fundamental Change, the Conversion Price will be adjusted by a usual and customary Fundamental Change Make-Whole Table.

Settlement Upon Conversion:	Common Stock

Covenants:

The Convertible Note Documents shall contain affirmative and negative covenants of the type that are usual and customary for convertible note offers and non-convertible high-yield note financings (which, for the avoidance of doubt will not include a financial maintenance covenant and shall be no more restrictive than the Existing Loan and Security Agreement (as defined below), including, without limitation:

•      debt incurrences (subject solely to baskets to permit (i) a customary asset based revolving credit facility in an aggregate principal amount not to exceed the greater of (x) $50 million and (y) 7.5% of consolidated total assets less goodwill, patents and trademarks (the “ABL Facility”), (ii) capitalized leases and other equipment financing in an aggregate principal amount not to exceed $2.0 million at any time outstanding, (iii) debt outstanding on the Issue Date, (iv) additional unsecured debt subject to a gross total leverage ratio (to be defined in the Indenture) not to exceed (x) from the Issue Date and through December 31, 2022, 5.00 to 1.00 and (y) thereafter, 4.00 to 1.00 (it being understood that any calculation of such gross total leverage ratio shall assume that the ABL Facility is fully drawn in an amount up to the greater of clauses (x) and (to the extent that the commitments under the ABL Facility have been increased above $50.0 million) (y) of clause (i) of this paragraph), (v) ordinary course operating indebtedness (which shall not include debt for borrowed money), (vi) letters of credit incurred in the ordinary course of business not to exceed $25 million outstanding at any time, provided, that such letters of credit are incurred under the ABL Facility or are cash collateralized, (vii) a $20 million general debt basket,[1] (viii) without duplication of any of the baskets set forth herein, Permitted Indebtedness (as defined in the existing Loan and Security Agreement of Buzzfeed, Inc., dated December 30, 2020, as in effect on the date hereof (the “Existing Credit Agreement”)) and (ix) refinancing indebtedness with respect to any of the foregoing (subject to customary limitations),

•      lien incurrences (subject to baskets to permit (i) liens to secure any ABL Facility permitted by the debt covenant, (ii) liens subject to any capital leases or equipment financings permitted by the debt covenant, (iii) a $500,000 general liens basket and (iv) without duplication of any of the baskets set forth herein, Permitted Liens (as defined in the Existing Credit Agreement)) other than as set forth in clause (xvi) thereof,

•      restricted payments and investments (subject solely to (i) basket for an “available amount” limited to 50% of cumulative Consolidated Net Income of the Company measured from the Closing Date and subject to no default or event of default and the Company having the ability to incur at least $1.00 of debt under the unsecured ratio indebtedness, (ii) basket to permit repurchases of employee equity in an amount to be agreed and to permit repurchases deemed to occur upon exercise of options, (iii) [reserved], (iv) exception for restricted payments paid solely in the equity interest of the Company, (v) exception for restricted payments by a subsidiary so long as (in the case of a non-wholly owned subsidiary) the Company or a subsidiary receives at least its pro rata share, (vi) payments of cash in lieu of fractional shares, (vii) basket for investments existing on the Issue Date, (viii) basket for joint ventures and foreign investments and similar investments in an amount not to exceed $20 million; provided intercompany loans made in the ordinary course of business are not subject to such limitation, (ix) a $2 million general investment basket and (x) without duplication of any of the baskets set forth herein, Permitted Investments (as defined in the Existing Credit Agreement); provided, that investments made by guarantors into non-guarantors pursuant to intercompany investment baskets shall be limited to investments made in the ordinary course of business); for the avoidance of doubt investments in majority-owned subsidiaries will be permitted and acquisitions will be permitted so long as the acquired entities become majority-owned subsidiaries or the acquired assets are held by a majority-owned subsidiary,

1 Indebtedness for borrowed money (including in the form of guarantees) incurred after the date of the Subscription Agreement and outstanding on the Closing Date shall be classified as incurred under the general basket under the Indenture.

•      limitation on affiliate transactions not entered into on an arms-length basis or as otherwise permitted under the Existing Credit Agreement (including the affiliate transaction identified in the schedules thereto) or agreements contemplated to be entered into in connection with or furtherance of the Transactions (and any amendments thereto so long as such amendments are not disadvantageous in any material respect in the good faith judgement of the Company to the holders of the Notes when taken as a whole),

•      asset dispositions (subject to exceptions permitted under the Existing Credit Agreement without duplication of any of the baskets set forth herein,); provided, that if the Company or any of its subsidiaries sells an asset greater than $10.0 million, the Company must make an offer at par to purchase the Notes (with customary reinvestment rights and subject to any obligations to prepay any ABL Facility (and correspondingly terminate the commitments thereunder) or other senior debt with the proceeds of collateral and obligations to prepay pari passu debt on a pro rata basis);

•      further assurances,

•      limitations on dividend and other payment restrictions affecting subsidiaries (subject to exceptions for restrictions under the ABL Facility and other permitted debt, under applicable law, customary non-assignment provisions in licenses or leases, customary provisions with respect to disposition of assets in joint ventures, asset sale agreements and similar, restrictions of entities acquired after the issue date) and other carve-outs customary for high-yield financings,

•      transfers of intellectual property, provided, that such transfers shall be permitted if made in the ordinary course of business as determined in good faith by the Company and, with respect to the key brands identified in the May 2021 management presentation available to the Subscriber, such transfers shall not exceed (x) $1 million in any single transaction and (y) $10 million in all such transactions in the aggregate, and

•      change of control offer upon occurrence of “Fundamental Change” at 101% consistent with high-yield bond financings.

The Indenture shall not permit the designation or maintenance of unrestricted subsidiaries.

“Adjusted EBITDA” shall be defined to mean Net Income (calculated in accordance with generally accepted accounting principles) plus, to the extent deduced in calculating Net Income, (i) interest expense, (ii) taxes, (ii) depreciation and amortization, (iv) non-cash equity awards based compensation expense (with no cap with respect to non-cash equity award based compensation expense recognized in connection with the closing of the Transactions in the year of closing and subject to a cap of no greater than 2.5% of operating expenses for each year thereafter), (v) restructuring charges (subject to a $3.5 million cap in any twelve month period), (vi) any severance expenses and site-closure expenses incurred in connection with an acquisition to the extent incurred as part of, or within one year from the closing of, such acquisition, (vii) net after-tax losses (or less any net after-tax gains) with respect to business dispositions or asset dispositions, (viii) minority interest expense attributable to minority equity interests of third-parties in any non-wholly owned entity, (ix) any net unrealized loss (or less any net unrealized gain) from currency translation (x) adjustments for non-cash gains and non-cash write downs, (xi) any net loss from disposed or discontinued operations, losses or sales, disposals or abandonment of, or any impairment charges or asset write-down or write-off related to, intangible assets, long-lived assets and investments in debt and equity securities, and (xii) any fees, expenses or charges incurred in connection with any acquisition (to the extent consummated), customary transaction expenses incurred in fiscal year 2021 and the first fiscal quarter of 2022 with respect to the Transactions.

“Consolidated Net Income” shall be defined as “Adjusted EBITDA” less the addbacks thereto set forth in clauses (i), (ii), (iii) and (iv) of the definition thereof.

Adjusted EBITDA may, at the Company’s election be calculated on a pro forma basis for the Complex Networks acquisition, but in no event shall such pro forma adjustments include any “run-rate” addbacks or synergies and such pro forma calculation shall be in conformity with Regulation S-X.

Events of Default:	The Indenture shall contain defaults and events of default, and remedies in respect thereof, that are of the type usual and customary for convertible note financings and high yield note financings.

Form of Notes:	The Notes shall be issued in the form of one or more global notes in definitive, fully registered, book-entry form and deposited with or on behalf of The Depository Trust Company. The global notes will be issued in denominations of $2,000 and integral multiple of $1,000 in excess of $2,000 principal amount.

Fees / Expenses:	All reasonable fees and reasonable and documented out-of-pocket expenses of counsel to the Lead Subscriber shall be paid by the Company (i) upon execution of the Subscription Agreement and (ii) upon consummation of the Transaction.
Governing Law:	New York.